HEATWURX, INC. ASPHALT PAVING ASSETS AND IP FOR SALE OR MERGER

Patented technology permanently repairs damaged asphalt and potholes

GARDENA, Calif. - JULY 7, 2015 - HEATWURX®, Inc. (OTCQB: HUWX), is the premier developer of eco-friendly patented preservation and repair equipment designed to outperform alternative methods of pavement repair. The company’s board of directors has moved to list the intellectual property inclusive of patents and trademarks of the company for sale; as well as the asphalt paving assets; or look for a potential merger candidate in the asphalt industry.

The Heatwurx-branded technology is truly unique and is the premier method for hot in-place asphalt restoration in the industry.  The electric infrared asphalt heater is packaged with a generator, creating a self-contained mobile unit.  The patented Heatwurx processor is designed to process, screed and rejuvenate existing asphalt in place. The Heatwurx proprietary process creates a seamless repair and is the first in the industry to receive recognition from an A.M. Best’s- “A” rated insurance company guaranteeing work performed using the Heatwurx process for five years.  The company has gained traction in the industry for its long-term pavement solution.

In addition, Heatwurx is proud to be identified by the Technology Implementation Group (TIG) of the American Association of State Highway Transportation Officials (AASHTO) as an additionally selected technology and has received recognition from the United States Army Corps of Engineers as recommended equipment for in-place asphalt recycling.

Please submit offers by 5PM PDT on July 31, 2015.  For more information, contact Heather Kearns, Heather@Heatwurx.com, 1-888-817-WURX (9879).

For more information, visit www.heatwurx.com.